EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of February 11, 2011 by and among FITWAYVITAMINS, INC., a Nevada corporation (“FTWV”), CHINA DAHUA GROUP INTERNATIONAL HOLDINGS PROPERTY LTD, a British Virgin Islands Company (“Dahua”), and the shareholder of Dahua whose names appears on the signature pages hereof (the “Dahua Shareholder”).  Each of FTWV, Dahua, and the Dahua Shareholder is referred to herein individually as a “Party” and all are referred to collectively as the “Parties.”

PREAMBLE

WHEREAS, the Dahua Shareholder owns 100% of the issued and outstanding shares of Dahua.

WHEREAS, Dahua owns 100% of the equity of Hao Yu Group Limited, a limited liability company organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“HYG”).

WHEREAS, HYG owns 100% of the equity of Chongqing Difa Investment Management Limited Company, a wholly foreign-owned enterprise (WOFE) organized under the laws of the People’s Republic of China (“Difa”).

WHEREAS, on November 10, 2010, Difa entered into a number of agreements Chongquing Zhongbao Investment Group Limited Liability Company, a limited liability company organized under the laws of the People’s Republic of China (“Zhongbao”), to manage and operate the business activities of Zhongbao.

WHEREAS, the Boards of Directors of FTWV and Dahua have determined that a business combination between FTWV and Dahua (the “Share Exchange”) is advisable and in the best interests of their respective companies and stockholders and in furtherance thereof have approved the Share Exchange.

WHEREAS, in the Share Exchange, the Dahua Shareholder shall exchange all his shares in Dahua (the “Dahua Shares”) in exchange for the issuance of a total of 1,616,161 shares of common stock, $0.0001 par value per share, of FTWV (the “Exchange Shares”).  As a result, Dahua will become a wholly-owned subsidiary of FTWV.

WHEREAS, in connection with the change of control contemplated by the Share Exchange, the sole director and officer of FTWV will be resigning from her position and a new director and officer will be appointed effective as of the closing.

WHEREAS, on or prior to the Closing Date (as defined below), Fitway Holding Corp., a Nevada corporation and a wholly-owned subsidiary of FTWV (“Fitway Holding”) will own all the assets of FTWV and will assume all of the liabilities and contingent liabilities of FTWV which existed prior to the Closing of the Share Exchange.  At the Closing, contemporaneously with the consummation of the Share Exchange, FTWV shall, pursuant to the terms and conditions of that certain Stock Purchase Agreement dated of even date herewith (the “Spin-Out Agreement”) entered into by and between Margret Wessels, its previous CEO, and FTWV, sell to Ms. Wessels all of the issued and outstanding capital stock to Fitway Holdings.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Entities” means Dahua, HGY and Difa collectively.

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

“BVIBCA” means the BVI Business Companies Act, 2004.

“Closing” has the meaning set forth in Section 1.02.

“Dahua Shares” has the meaning set forth in the Preamble.

 “Exchange Shares” has the meaning set forth in the Preamble.

“Knowledge” means, in the case of FTWV or Dahua, a particular fact or other matter of which its Chief Executive Officer is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“NRS Chapter 78” means the Chapter 78 (Private Corporations) of the Nevada Revised Statutes.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Share Exchange” has the meaning set forth in the Preamble.

“Spin-Out” has the meaning set forth in the Preamble.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I
THE SHARE EXCHANGE

SECTION 1.01  SHARE EXCHANGE

(a) On the Closing Date (defined herein), the Dahua Shareholder shall transfer and assign to FTWV all of the issued and outstanding capital stock of Dahua.  The Dahua Shareholder represents and warrants that upon delivery to FTWV of the stock certificates duly endorsed for transfer, all right, title and interest in said shares will be transferred to FTWV free of Liens, claims and encumbrances.

(b) On the Closing Date, FTWV shall deliver to the Dahua Shareholder or his respective assignees the Exchange Shares.  FTWV represents and warrants that the shares of its common stock to be issued to the Dahua Shareholder have been duly authorized and shall become legally issued, fully paid and non-assessable when the shares are issued.

(c) The Parties intend that the exchange of shares described above shall qualify as a tax-free exchange under Section 351 of the United States Internal Revenue Code of 1986, as amended.  The Parties further intend that the issuance of the common stock by FTWV to the Dahua Shareholder shall be exempt from the provisions of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Act.

SECTION 1.02  CLOSING

The closing of the Share Exchange (the “Closing”) will take place as soon as practicable after the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as FTWV and Dahua shall agree (the “Closing Date”), but in any event no later than February 11, 2011, unless extended by a written agreement of FTWV and Dahua.  The Closing shall take place at the offices of Stevens & Lee, P.C., located at 111 North Sixth Street, Reading, Pennsylvania 19603, at 10:00 a.m., Reading time, or at such other location as the Parties agree.  The Closing shall be deemed to occur at 12:01 a.m. on the Closing Date.  Time shall be of the essence with respect to the obligations of the Parties under Article I.

SECTION 1.03  RESTRICTIONS ON RESALE

The Exchange Shares issued pursuant to the Share Exchange will not be registered under the Act or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until:  (i) a registration statement with respect to such securities is declared effective under the Act, or (ii) FTWV receives an opinion of counsel for the holders of the shares proposed to be transferred, reasonably satisfactory to counsel for that an exemption from the registration requirements of the Act is available.

The certificates representing the Exchange Shares which are being issued hereunder shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR FITWAYVITAMINS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR FITWAYVITAMINS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FTWV

FTWV hereby represents and warrants to Dahua and the Dahua Shareholder, as of the date of this Agreement, and as of the Closing Date, except at otherwise indicated, and except in each case as disclosed in the FTWV disclosure letter delivered as of the date hereof, as follows:

SECTION 2.01  ORGANIZATION, STANDING AND POWER

FTWV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  FTWV has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on FTWV.  FTWV has delivered or made available to Dahua a true and correct copy of the Articles of Incorporation (the “Articles of Incorporation”), and the Bylaws, or other charter documents, as applicable, of FTWV, each as amended to date.  FTWV is not in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of FTWV, or otherwise obligating FTWV to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  FTWV does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 2.02  CAPITALIZATION

(a) There are 75,000,000 shares of capital stock of FTWV authorized, consisting of 75,000,000 shares of common stock, $0.0001 par value per share (the “FTWV Common Shares”).  As of the date of this Agreement, there are 10,285,205 FTWV Common Shares issued and outstanding.

(b) No FTWV Common Shares have been reserved for issuance to any person.  There are no contracts, commitments or agreements relating to voting, purchase or sale of FTWV’s capital stock (i) between or among FTWV and any of its stockholders and (ii) to the best of FTWV’s knowledge, between or among any of FTWV’s stockholders.

(c) All outstanding FTWV Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

SECTION 2.03  AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of this Agreement by FTWV has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of FTWV, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by FTWV will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, FTWV’s Articles of Incorporation or its Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which FTWV is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to FTWV.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to FTWV in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby.

SECTION 2.04  SEC DOCUMENTS; FINANCIAL CONDITION

FTWV has made available to Dahua a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to the Act), and other filings filed with the Securities and Exchange Commission (the “SEC”) by FTWV since January 1, 2009 (collectively, the “FTWV SEC Documents”).  In addition, FTWV has made available to Dahua all exhibits to the FTWV SEC Documents filed prior to the date hereof, and will promptly make available to Dahua all exhibits to any additional FTWV SEC Documents filed prior to the Closing Date.  All documents required to be filed as exhibits to the FTWV SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither FTWV nor any of its subsidiaries is in material default thereunder.  As of their respective filing dates, the FTWV SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the FTWV SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed FTWV SEC Document.  The financial statements of FTWV, including the notes thereto, included in the FTWV SEC Documents (the “FTWV Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The FTWV Financial Statements fairly present the financial condition and operating results of FTWV at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

SECTION 2.05  SARBANES-OXLEY ACT OF 2002

There has been no change in FTWV accounting policies since October 31, 2009 except as described in the notes to the FTWV Financial Statements.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since August 31, 2001, was accompanied by the certifications required to be filed or submitted by FTWV’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.  Since October 31, 2009, neither FTWV nor, to the Knowledge of FTWV, any director, officer, employee, auditor, accountant or representative of FTWV or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FTWV or their respective internal accounting controls, including any complaint, allegation, assertion or claim that FTWV has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to FTWV’s accounting or auditing practices, procedures methodologies or methods of FTWV or its internal accounting controls and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of FTWV’s financial statements and periodic reports.  To the Knowledge of FTWV, no attorney representing FTWV, whether or not employed by FTWV, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FTWV or any of its officers, directors, employees or agents to the Board of Directors of FTWV or any committee thereof or to any director or officer of FTWV.  To the Knowledge of FTWV, no employee of FTWV has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

SECTION 2.06  ABSENCE OF CERTAIN CHANGES OR EVENTS

Since October 31, 2009,

(a) there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of FTWV;

(b) FTWV has not (i) amended its Articles of Incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or exchanged or redeemed, or agreed to exchange or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c) FTWV has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent FTWV balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION 2.07  ABSENCE OF UNDISCLOSED LIABILITIES

FTWV has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended October 31, 2010 (the “FTWV Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the FTWV Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the FTWV Balance Sheet date and not reasonably likely to have a Material Adverse Effect on FTWV, and (iv) those incurred in connection with this Agreement.

SECTION 2.08  GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with FTWV, is required by or with respect to FTWV in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) NRS Chapter 78.

SECTION 2.09  LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of FTWV, threatened against or affecting FTWV or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.  There is no injunction, judgment, decree, order or regulatory restriction imposed upon FTWV or any of their respective assets or business, or, to the knowledge of FTWV, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on FTWV.

SECTION 2.10  INTERESTED PARTY TRANSACTIONS

Except as disclosed on Schedule 2.10 hereto, FTWV is not indebted to any officer or director of FTWV (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to FTWV, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Act and the Exchange Act.

SECTION 2.11  COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of FTWV, the business of FTWV has not been, and is not being, conducted in violation of any Applicable Law.

SECTION 2.12  TAX RETURNS AND PAYMENT

FTWV has provided complete and correct copies of all Tax Returns related to the operations of FTWV since inception, together with complete and correct copies of all reports of tax authorities relating to the examination of such returns.  FTWV has duly and timely filed all material Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due.  There is no claim for Taxes that is a Lien against the property of FTWV other than Liens for Taxes not yet due and payable.  FTWV has not received written notification of any audit of any Tax Return of FTWV being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by FTWV which is currently in effect, and FTWV is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced FTWV Financial Statements.

SECTION 2.13  SECURITY LISTING

FTWV is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all FTWV public filings required under the Exchange Act have been made.  The common stock of FTWV is listed for quotation on the OTC Bulletin Board.  To the Knowledge of FTWV, FTWV has not been threatened or is not subject to removal of its common stock from the OTC Bulletin Board.

SECTION 2.14  FINDERS’ FEES

FTWV has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 2.15  MINUTE BOOKS

The minute books of FTWV made available to Dahua contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of FTWV during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

SECTION 2.16  VOTE REQUIRED

The approval of FTWV’s Board of Directors is the only approval or vote necessary to approve this Agreement and the transactions contemplated hereby on behalf of such entity.

SECTION 2.17  BOARD APPROVAL

The Board of Directors of FTWV has (i) approved this Agreement and the Share Exchange, and (ii) approved the issuance of the Exchange Shares pursuant to Section 1.01.

SECTION 2.18  EMPLOYEE BENEFIT PLANS

Except as disclosed in the FTWV SEC Documents, there are no Benefit Plans maintained by FTWV.  Each Benefit Plan maintained by FTWV has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FTWV.  The execution of this Agreement and the consummation of the Share Exchange will not constitute an event under any Benefit Plan maintained by FTWV that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any FTWV employee with such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FTWV.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DAHUA

Dahua hereby represents and warrants to FTWV, as of the date of this Agreement and as of the Closing Date (except as otherwise indicated, and except in each case as disclosed in the Dahua disclosure letter delivered as of the date hereof), as follows:

SECTION 3.01  ORGANIZATION, STANDING AND POWER

Dahua is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.  British Virgin Islands is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.  Each of Dahua and its subsidiaries has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Dahua.  Dahua has delivered or made available to FTWV a true and correct copy of the Memorandum and Articles of Association (the “Charter”), and the Bylaws, or other charter documents, as applicable, of Dahua and its subsidiaries, each as amended to date.  Neither Dahua nor its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Dahua, or otherwise obligating Dahua or its subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  Dahua does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02  CAPITALIZATION

There are 50,000 shares of Dahua capital stock authorized, consisting of 50,000 shares of common stock with $1.00 par value (the “Dahua Common Shares”).  As of the date of this Agreement, there are 50,000 issued and outstanding Dahua Common Shares.  No Dahua Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of Dahua Common Shares.  There are no contracts, commitments or agreements relating to voting, purchase or sale of Dahua’s capital stock (i) between or among Dahua and any of its stockholders and (ii) to Dahua’s Knowledge, between or among any of Dahua’s shareholders.  No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Dahua Common Shares.  The Dahua Common Shares have been issued in compliance with Applicable Law.

SECTION 3.03  AUTHORITY FOR AGREEMENT

The execution, delivery and performance of this Agreement by Dahua and by the Dahua Shareholder have been duly authorized by all necessary corporate action, and this Agreement constitutes their valid and binding obligation, enforceable against each of them in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights.  The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Dahua will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Dahua’s Charter or Bylaws, in each case as amended, or, to the Knowledge of Dahua, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which Dahua is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Dahua.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Entity is required by or with respect to Dahua in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Share Exchange as provided in Section 1.03; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings, if any, as may be required under the HSR and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Dahua and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

SECTION 3.04  GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Dahua, is required by or with respect to Dahua in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the BVIBCA.

SECTION 3.05  BUSINESS OPERATIONS AND LIABILITIES - DAHUA.

Dahua has conducted no business operations other than the acquisition of ownership of the capital stock of HYG and, indirectly, Difa (collectively, the “Dahua Subsidiaries”), and the management and operations of the business activities of Zhongbao.

SECTION 3.06  ORGANIZATION AND STANDING – SUBSIDIARIES

Each of the Dahua Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Dahua Subsidiaries has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

SECTION 3.07  OWNERSHIP OF SUBSIDIARIES

HYG is the owner of one hundred percent (100%) the registered capital stock of Difa, free and clear of all Liens, encumbrances, and restrictions whatsoever.  No Person other than HYG has any equity interest in the registered capital of Difa, whether by tender of consideration or otherwise.

SECTION 3.08  CORPORATE RECORDS

All of the books and records of each of the Acquired Entities including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.  All reports, returns and statements currently required to be filed by any of the Acquired Entities with any government agency with respect to its business and operations have been filed or valid extensions have been obtained in accordance with normal procedures and all governmental reporting requirements have been complied with.

SECTION 3.09  FINANCIAL STATEMENTS – DAHUA

The audited financial statements of Dahua as of and for the years ended June 30, 2010 and 2009 and the unaudited financial statements as of and for the three month period ended September 30, 2010 will be delivered to FTWV prior to the Closing will have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and will fairly present the financial condition of Dahua at the date presented and the results of operations of Dahua for the period presented.  The audited financial statements shall be accompanied by an audit opinion rendered by an independent accountant registered with the Public Company Accounting Oversight Board.

SECTION 3.10  INTENTIONALLY OMITTED

SECTION 3.11  TAXES

Each of the Acquired Entities has filed all Tax Returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all Taxes as shown on such returns except for Taxes being contested in good faith.  There is no material claim for Taxes that is a Lien against the property of any of the Acquired Entities other than Liens for Taxes not yet due and payable.  All Taxes due and owing by any of the Acquired Entities have been paid.  None of the Acquired Entities is the beneficiary of any extension of time within which to file any tax return.

SECTION 3.12  PENDING ACTIONS

There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting any of the Acquired Entities, or against their Officers or Directors that arose out of their operation of any of the Acquired Entities.  None of the Acquired Entities nor any of their Officers or Directors is subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a Material Adverse Effect on the business of any of the Acquired Entities.  There is no injunction, judgment, decree, order or regulatory restriction imposed upon Dahua or any of the Acquired Entities or any of their respective assets or business, or, to the knowledge of Dahua, any of its respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Dahua or any of the Acquired Entities.

SECTION 3.13  INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS

To the Knowledge of Dahua, Zhongbao has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business.  Zhongbao has not received any written notice that the rights of any other person are violated by the use by Zhongbao of the intellectual property.  None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of Dahua, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

SECTION 3.14  COMPLIANCE WITH LAWS

Zhongbao’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.  Zhongbao is not in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction.  Zhongbao holds all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities (collectively, the “Permits”) necessary or proper for the current use, occupancy or operation of its business, and all of the Permits are now in full force and effect.

SECTION 3.15  FINDERS’ FEES

Neither Dahua nor Zhongbao has incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 3.16  MINUTE BOOKS

The minute books of the Acquired Entities made available to FTWV contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of the Acquired Entities during the past three years and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

SECTION 3.17  VOTE REQUIRED

The approvals of Dahua’s Board of Directors and the Dahua Shareholder are s the only approvals or votes necessary to approve this Agreement and the transactions contemplated hereby on behalf of Dahua.

SECTION 3.18  BOARD APPROVAL

The Board of Directors of Dahua has (i) approved this Agreement and the Share Exchange, and (ii) approved the exchange of the Dahua Shares pursuant to Section 1.01.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01  COVENANTS OF DAHUA

Dahua covenants and agrees that, during the period from the date of this Agreement until the Closing Date, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, Dahua shall conduct and shall cause each of Dahua Subsidiaries to conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of FTWV, none of the Acquired Entities shall:

(a) amend its Charters or Bylaws;

(b) pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c) merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d) sell, transfer, or otherwise dispose of any material assets required for the operations of Dahua’s or the respective Dahua Subsidiaries’ business, except in the ordinary course of business consistent with past practices;

(e) declare or pay any dividends on or make any distribution of any kind with respect to the Dahua Shares (provided that the Dahua Subsidiaries may pay dividends or distributions of any kind to Dahua); and

(f) use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to Dahua’s or the Dahua Subsidiaries’ business, operations or assets where such violation would have a Material Adverse Effect on Dahua.

SECTION 4.02  COVENANTS OF FTWV

FTWV covenants and agrees that, during the period from the date of this Agreement until the Closing Date, FTWV shall, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of Dahua shall not:

(a) amend its Articles of Incorporation or Bylaws;

(b) pay or agree to pay to any employee, officer or director compensation of any kind or amount;

(c) merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d) create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its material assets;

(e) make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(f) declare or pay any dividends on or make any distribution of any kind with respect to FTWV;

(g) issue any additional shares of FTWV capital stock or take any action affecting the capitalization of FTWV or the FTWV Common Shares; and

(h) grant any severance or termination pay to any director, officer or any other employees of FTWV.

SECTION 4.03  COVENANTS OF THE PARTIES

(a) Tax-free Reorganization.  The Parties intend that the Share Exchange qualify as a Tax-free “reorganization” under Sections 368(a) of the Code, as amended, and the Parties will take the position for all purposes that the Share Exchange shall qualify as a reorganization under such Section.  In addition, the Parties covenant and agree that they will not engage in any action, or fail to take any action, which action or failure to take action would reasonably be expected to cause the Share Exchange to fail to qualify as a Tax-free “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Agreement.

(b) Announcement.  Neither Dahua, on the one hand, nor FTWV on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation.  Upon execution of this Agreement, FTWV shall issue a press release, which shall be approved by Dahua, and file a Current Report on Form 8-K reporting the execution of the Agreement.

(c) Notification of Certain Matters.  Dahua shall give prompt written notice to FTWV, and FTWV shall give prompt written notice to Dahua, of:

(i) The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and

(ii) Any material failure of Dahua, on the one hand, or FTWV, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d) Reasonable Best Efforts.  Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to applicable laws) to consummate and make effective the Share Exchange and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i) The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Exchange, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(ii) The satisfaction of the Party’s conditions precedent to Closing.

(e) Access to Information.

(i) Inspection by Dahua.  Dahua will make available for inspection by Dahua, during normal business hours and in a manner so as not to interfere with normal business operations, all of FTWV’s records (including tax records), books of account, premises, contracts and all other documents in FTWV’s possession or control that are reasonably requested by Dahua to inspect and examine the business and affairs of FTWV.  FTWV will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Dahua concerning the business and affairs of FTWV.  Dahua will treat and hold as confidential any information it receives from FTWV in the course of the reviews contemplated by this Section 4.03(e).  No examination by Dahua will, however, constitute a waiver or relinquishment by Dahua of its rights to rely on FTWV’s covenants, representations and warranties made herein or pursuant hereto.

(ii) Inspection by FTWV.  Dahua will, if requested, make available for inspection by FTWV, during normal business hours and in a manner so as not to interfere with normal business operations, all of the Acquired Entities’ records (including tax records), books of account, premises, contracts and all other documents in Dahua’s possession or control that are reasonably requested by FTWV to inspect and examine the business and affairs of the Acquired Entities.  Dahua will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of FTWV concerning the business and affairs of the Acquired Entities.  FTWV will treat and hold as confidential any information it receives from Dahua in the course of the reviews contemplated by this Section 4.03(e).  No examination by FTWV will, however, constitute a waiver or relinquishment by FTWV of its rights to rely on Dahua’s covenants, representations and warranties made herein or pursuant hereto.

(f) FTWV Board of Directors.  As promptly as possible after the Closing Date or in accordance with applicable law, all of the officers and members of the board of directors of FTWV shall tender their resignations as officers and directors of FTWV, and the vacancies created on the FTWV board of directors shall be filled by persons designated by the Board of Directors of Dahua upon the closing.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01  CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by both FTWV and Dahua:

(a) Consents, Approvals.  The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals, permits and authorizations required under their respective charter documents, and, except as set forth on Schedule 5.01(a), all consents, including any material consents and waivers by the Parties’ respective lenders and other third-parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b) Absence of Certain Litigation.  No action or proceeding shall be threatened or pending before any governmental entity or authority which is likely to result (i) in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (ii) in limiting or restricting Dahua or FTWV’s conduct or operation of the business of Dahua or FTWV or any of their subsidiaries, following the Share Exchange.

SECTION 5.02  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FTWV

The obligations of FTWV on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Dahua:

(a) Consents and Approvals.  Dahua shall have obtained all material consents, including any material consents and waivers by Dahua lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b) Representations and Warranties.  The representations and warranties by Dahua in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c) Performance.  Dahua shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d) Proceedings and Documents.  All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to FTWV and its counsel, and FTWV and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e) Material Changes.  Except as contemplated by this Agreement, since the date hereof, none of the Acquired Entities shall have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which any of the Acquired Entities is a party which is reasonably likely to have a Material Adverse Effect on any of the Acquired Entities.

(f) Due Diligence.  FTWV shall have satisfactorily completed its due diligence investigation of Dahua; provided, however, that this Section 5.02(f) shall cease to be a condition precedent to the Share Exchange unless on or prior to December 31, 2010.  FTWV shall have delivered a written notice to Dahua stating that it is not satisfied with the results of its due diligence.

(g) SEC Filing.  No less than one week prior to the Closing, Dahua shall have delivered to FTWV the financial statements, report of Dahua’s independent registered public accountant, and other information required for inclusion in the Current Report on Form 8-K that FTWV will file with the SEC within four business days after the Closing.

(h) Certificate of Dahua.  FTWV shall have been provided with a certificate executed on behalf of Dahua by its Chief Executive Officer certifying that the condition set forth in Section 5.02(b) shall have been fulfilled.

SECTION 5.03  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DAHUA

The obligations of Dahua on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Dahua:

(a) Consents and Approvals.  FTWV shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b) Representations and Warranties.  The representations and warranties by FTWV in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c) Performance.  FTWV shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

(d) Proceedings and Documents.  All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Dahua and its counsel, and Dahua and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e) Certificates of Good Standing.  FTWV shall have delivered to Dahua a certificate as to its good standing in the State of Nevada, in each case certified by the Secretary of State not more than five (5) business days prior to the Closing Date.

(f) Material Changes.  Except as contemplated by this Agreement, since the date hereof, FTWV shall not have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which FTWV is a party which is reasonably likely to have a Material Adverse Effect on FTWV.

(g) Due Diligence.  Dahua shall have satisfactorily completed its due diligence investigation of FTWV; provided, however, that this Section 5.03(g) shall cease to be a condition precedent to the Share Exchange unless on or prior to December 20, 2010 Dahua shall have delivered a written notice to FTWV stating that it is not satisfied with the results of its due diligence.

(h) Status of FTWV.  As at the Effective Time of the Share Exchange, FTWV (i) shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act, (ii) shall not have been threatened or subject to delisting from the OTC Bulletin Board, and (iii) shall have outstanding 10,285,205 FTWV Common Shares; and there shall be no other FTWV Common Shares outstanding nor, except as provided hereunder, any options, warrants or rights to acquire capital stock of FTWV whether for additional consideration or on conversion.

(i) Certificate of FTWV.  Dahua shall have been provided with a certificate executed on behalf of FTWV by its Chief Executive Officer certifying that the condition set forth in Section 5.03(b) shall have been fulfilled.

ARTICLE VI
CONTEMPORANEOUS TRANSACTIONS

SECTION 6.01  SPIN OUT

At the Closing, contemporaneously with the consummation of the Share Exchange, FTWV shall enter into the Spin-Out Agreement with Ms. Wessels to spin out the business and operations of Fitway Holding including all the assets and liabilities of Fitway Holding (the “Legacy Business”).  Pursuant to such agreement, Ms. Wessels shall assume all the liabilities of Fitway Holding relating to the Legacy Business, and FTWV shall be released from any and all claims whatsoever with regard to such liabilities, whether such claim is known or unknown to Fitway Holding on the date hereof.

SECTION 6.02  CANCELLATION OF WESSELS COMMON STOCK

At the Closing, contemporaneously with the consummation of the Share Exchange, the Dahua Shareholder, shall, pursuant to the terms and conditions of that certain stock purchase agreement date of even date herewith (the “Stock Purchase Agreement”) entered into by Ms. Wessels and the Dahua Shareholder, purchase 8,000,000 shares of the common stock, $0.0001 par value per share, of FTWV held by Ms. Wessels.  Immediately after the consummation of the transactions contemplated by the Stock Purchase Agreement, the Dahua Shareholder shall cause such shares to be transferred back to FTWV and cancel and extinguish such shares.

ARTICLE VII
TERMINATION

SECTION 7.01  TERMINATION

This Agreement may be terminated and the Share Exchange may be abandoned at any time prior to the Closing Date by:

(a) The mutual written consent of the Boards of Directors of FTWV and Dahua;

(b) Either FTWV, on the one hand, or Dahua, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Share Exchange or the issuance of the Exchange Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c) FTWV, if Dahua shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by FTWV to Dahua, or by FTWV, if it is not satisfied with the results of its due diligence investigation and it so notifies Dahua on or before December 20, 2010;

(d) Dahua, if FTWV shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Dahua to FTWV, or by Dahua if it is not satisfied with the results of its due diligence investigation and it so notifies FTWV on or before December 20, 2010; or

(e) Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by December 31, 2010, unless extended by written agreement of FTWV and Dahua; or

(f) Dahua, if the Spin-Out does not occur within ninety (90) days following the Closing of the Share Exchange.

SECTION 7.02  EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 7.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of FTWV or Dahua, provided , however, that (a) the provisions of Article VIII hereof shall survive the termination of this Agreement; (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement; and (c) termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VIII
CONFIDENTIALITY

SECTION 8.01  CONFIDENTIALITY

The Parties shall keep confidential of all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01  INDEMNIFICATION BY FTWV

FTWV agrees to indemnify, defend and hold harmless each of Dahua, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of Dahua, any subsidiary or affiliate thereof or an employee of Dahua, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Dahua Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by FTWV, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of FTWV or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing.  Any Dahua Indemnified Party wishing to claim indemnification under this Section 9.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify FTWV in writing, but the failure to so notify shall not relieve FTWV from any liability that it may have under this Section 9.01, except to the extent that such failure would materially prejudice FTWV.

SECTION 9.02  INDEMNIFICATION BY DAHUA

Dahua shall indemnify, defend and hold harmless each of FTWV, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of FTWV, any subsidiary or affiliate thereof or an employee of FTWV, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “FTWV Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by Dahua or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or negligent act, omission or conduct of any officer, director or agent of Dahua or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing.  Any FTWV Indemnified Party wishing to claim indemnification under this Section 9.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Dahua in writing, but the failure to so notify shall not relieve Dahua from any liability that it may have under this Section 9.02, except to the extent that such failure would materially prejudice Dahua.

ARTICLE X
MISCELLANEOUS

SECTION 10.01  EXPENSES

All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 10.02  APPLICABLE LAW

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 10.03  NOTICES

(a) All notices, demands and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) the day following the day (except if not a business day then the next business day) transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid.  All notices and other communications under this Agreement shall be sent or delivered as follows, unless another address has been previously specified in writing:

If to Dahua or the Dahua Shareholder, to:

China Dahua Group International Holdings Property Ltd.
No. 7 Minsheng Road
Yuzhong District
Chongqing 400010
The People’s Republic of China
Attention:  Haoji Xia

with a copy to (which shall not constitute notice):

Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania  19603
Facsimile:  (610) 371-1228
Attention:  Sunjeet S. Gill

and:

Morley Morgan Capital & Investment Group, Ltd.
48 Wall Street, 11th Floor
New York, New York 10005
Facsimile:  (212) 918-4981
Attention:  Xinggeng Zhao

If to FTWV, to:

FitwayVitamins, Inc.
112 North Curry Street
Carson City, Nevada  89703-4934
Attention:  Margret Wessels

With a copy to (which shall not constitute notice):

Margret Wessels
16 Morgan Street
Dan Pienaar, Bloemfontein  9301
South Africa

and:

SECTION 10.04  ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 10.05  ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties;  provided  that in no event may the right to indemnification provided by Article IX hereto be assigned by any of the Parties, with or without consent, except by operation of law.  Subject to the immediately foregoing sentence of this Section 10.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION 10.06  COUNTERPARTS

This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 10.07  NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 10.08  RULES OF CONSTRUCTION

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

FITWAYVITAMINS, INC.

By:	/s/Margret Wessels
Name:	Margret Wessels
Title:	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer

CHINA DAHUA GROUP INTERNATIONAL HOLDING PROPERTY LTD

By:	/s/Haoji Xia
Name:	Haoji Xia
Title:	President

/s/Haoji Xia
Haoji Xia, an adult individual and sole shareholder of China Dahua Group International Holdings Property Ltd.